Exhibit 99

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI International, Inc. Announces First Quarter Fiscal 2004 Financial Results

     Orders for Surface Conditioning Products Nearly Double from the Fiscal 2003 Fourth Quarter Level

     MINNEAPOLIS (Dec. 18, 2003)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2004 first quarter ended November 29, 2003.

Financial Results

     Sales for the fiscal 2004 first quarter were $22.5 million, compared to $25.9 million for the same period of fiscal 2003 and $22.2 million in the prior quarter. The Company’s loss for the first quarter of fiscal 2004 was $1.0 million or $0.03 per share (diluted), compared to a net loss of $23.7 million or $0.80 per share (diluted) for the fiscal 2003 first quarter and a net loss of $1.8 million or $0.06 per share (diluted) in the prior quarter.

Industry Conditions Improving

     Industry conditions continue to improve in parallel with strengthening global economic conditions. The unit demand for semiconductor devices in the quarter exceeded the prior 2000 peak. Factory utilization rates for many semiconductor manufacturers are well above 90 percent. At these levels, given the suppressed spending on new capacity the past few years, it is anticipated that industry demand for semiconductor equipment could increase 25 to 35 percent in calendar 2004, as compared to the forecasted calendar 2003 level.*

Non-Cash Charges

     The Company did not record any significant non-cash charges in the first quarter of fiscal 2004, but had significant non-cash charges in the first quarter of fiscal 2003, including:

•	A $2.8 million or $0.09 per share early termination fee charge as the Company transitioned from Metron Technology for distribution of its products in Europe and the Asia-Pacific region to a direct model in these regions.

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FSI International, Inc.
December 18, 2003
Page Two

•	A $10.2 million or $0.35 per share impairment charge related to the Company’s investment in Metron Technology.

Cash Position

     The Company used $1.3 million of cash for operating activities during the first quarter of fiscal 2004. Also during the quarter, the Company recorded $2.6 million in proceeds from the sale of Metron Technology common stock, resulting in a $2.0 million gain reported in other income.

     “In anticipation of the continued improvement in industry conditions in calendar 2004, an anticipated much stronger order rate in the second quarter of fiscal 2004 as compared to the $18.8 million first quarter level and the expected placement of additional MAGELLAN® immersion systems, we expect to use $4.0 to $5.0 million of cash for operating activities in the second quarter,” stated Don Mitchell, FSI’s chairman and chief executive officer.* “The cash will primarily be used to purchase inventory required for the anticipated placement of additional MAGELLAN immersion systems and an increase in accounts receivable.”*

     “Over the past couple of months, we have experienced a significant increase in the total order opportunity level. Therefore, we expect second quarter orders to be between $26 and $28 million, primarily for our Surface Conditioning products,” concluded Mitchell.*

Balance Sheet

     The Company continues to maintain a strong balance sheet with approximately $132 million in assets, including $43.7 million in cash, restricted cash, cash equivalents and marketable securities. This includes $6.8 million of marketable securities associated with the Company’s investment in Metron Technology. At the end of the first quarter, the Company had a current ratio of 3.5 to 1.0, no debt and a book value of $3.64 per share.

Outlook

     Based on the backlog and deferred revenue levels at the end of the first quarter, the Company expects second quarter fiscal 2004 revenues of $20 to $23 million.* Based upon the anticipated gross profit margins and the operating expense run rate, the Company expects a loss in the $4.5 to $5.5 million range for the second quarter.*

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FSI International, Inc.
December 18, 2003
Page Three

Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CT today over the Internet. The web cast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments® (Fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals.

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment enabling worldwide customers to realize a higher return on their capital investment.

     FSI maintains a web site at http://www.fsi-intl.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to, the increased industry demand for semiconductor equipment, expected orders, expected revenues, net losses and cash burn rate for the second quarter of fiscal 2004. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the length and extent of the current industry recovery; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor; the success of the Company’s direct distribution organization; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2003 fiscal year. The Company assumes no duty to update the information in this press release.

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FSI International, Inc.
December 18, 2003
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

			Fourth
			Quarter
	First Quarter Ended		Ended
	Nov. 29,	Nov. 30,	Aug. 30,
	2003	2002	2003
Sales	$22,491	$25,932	$22,167
Cost of goods sold	11,996	19,118	9,006

Gross margin	10,495	6,814	13,161
Selling, general and administrative expenses	8,307	8,756	9,489
Research and development expenses	5,540	8,297	5,816
Transition Agreement	—	2,750	—

Operating loss	(3,352)	(12,989)	(2,144)
Interest and other income, (expense) net	2,066	(10,035)	252

Loss before income taxes	(1,286)	(23,024)	(1,892)
Income tax expense	13	25	(25)

Loss before equity in earnings (loss) of affiliates	(1,299)	(23,049)	(1,867)
Equity in earnings (loss) of affiliates	284	(603)	18

Net loss	$(1,015)	$(23,652)	$(1,849)

Loss per share (basic and diluted)	$(0.03)	$(0.80)	$(0.06)

Weighted average common shares
Basic	29,656	29,463	29,625
Diluted	29,656	29,463	29,625

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Nov. 29,	Aug. 30,
	2003	2003
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$43,653	$43,759
Receivables, net	17,765	17,578
Inventories	18,680	19,461
Other current assets	5,293	4,844

Total current assets	85,391	85,642

Property, plant and equipment, net	33,660	34,868

Investment in affiliates	7,093	6,306
Intangible assets, net	3,756	4,322
Other assets	2,066	2,248

Total assets	$131,966	$133,386

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	4,703	4,220
Deferred profit*	3,982	4,524
Accrued expenses	15,406	15,642

Total current liabilities	24,091	24,386

Total Stockholders’ Equity	107,875	109,000

Total liabilities and stockholders’ equity	$131,966	$133,386

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except per share and total employee data)
(unaudited)

	Nov. 29,	Nov. 30,
	2003	2002
Sales by Area

United States	64%	78%
International	36%	22%

Cash Flow Statement

Capital expenditures	$372	$2,418
Depreciation	$1,579	$2,562
Amortization	$566	$597

Miscellaneous Data

Total employees, including contract	476	642
Book value per share	$3.64	$5.30
Shares outstanding	29,657	29,463

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